Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kura Oncology, Inc. Amended and Restated 2014 Equity Incentive Plan and the Kura Oncology, Inc. 2015 Employee Stock Purchase Plan of our reports dated February 24, 2022, with respect to the financial statements of Kura Oncology, Inc. and the effectiveness of internal control over financial reporting of Kura Oncology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 24, 2022